Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Sharon L. McCollam
3250 Van Ness Avenue	Executive Vice President, CFO
San Francisco, CA 94109	(415) 616-8775

Stephen C. Nelson
Director, Investor Relations
(415) 616-8754

Christy M. Chanslor
Investor Relations
(415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Reports Second Quarter 2005 Results

Revenues Up 12.6% — Diluted EPS Up 13.0%

Reiterates Fiscal Year 2005 Diluted EPS Guidance Range of $1.84 to $1.88

San Francisco, CA, August 23, 2005 — Williams-Sonoma, Inc. (NYSE: WSM) today announced operating results for the second quarter ended July 31, 2005. Net revenues for the second quarter of fiscal year 2005 increased 12.6% over the second quarter of fiscal year 2004 to $776.2 million. Diluted earnings per share for the second quarter of fiscal year 2005 increased 13.0% over the second quarter of fiscal year 2004 to $0.26.

Ed Mueller, Chief Executive Officer, commented, “We are very pleased to deliver to our shareholders another consecutive quarter of strong financial results and operational achievements. In addition to driving record sales and earnings, we made significant progress in our emerging brand and supply chain initiatives. During the quarter, we continued to successfully expand the reach of the West Elm and Williams-Sonoma Home brands and completed the national rollout of our daily store replenishment program. We also substantially strengthened our in-stock positions on core merchandise inventories, which resulted in fewer customer backorders and improved order fulfillment rates during the quarter.”

Mr. Mueller continued, “As we look forward to the third and fourth quarters, we are encouraged by the early sales trends we have seen in our Fall merchandise assortment and are optimistic about the new strategies we are implementing in both our core and emerging brands for the holiday season. In the back half of the year, we are once again planning to increase catalog circulation in our emerging brands and will be operating additional emerging brand retail stores. As these initiatives inherently create a higher level of uncertainty in our forecasts, we believe that it is prudent to remain conservative in our outlook. Therefore, despite strong earnings in the first and second quarters, we are reiterating our fiscal 2005 diluted earnings per share guidance in the range of $1.84 to $1.88.”

Howard Lester, Chairman, commented, “Consistent with our strategy to ‘Own the Home’ through multi-channel retailing, our second quarter results once again demonstrate our ability to leverage the strength of our brands and capitalize on the competitive advantages we have created with our supply chain network. While I am extremely proud of these financial results, I am equally proud of the significant progress we are making in executing against our key strategic initiatives.”

❑	SECOND QUARTER 2005 — RESULTS FOR THE 13 WEEKS ENDED JULY 31, 2005

Net earnings for the second quarter of fiscal year 2005 increased 11.6% to $30.8 million versus $27.6 million in the second quarter of fiscal year 2004. Diluted earnings per share for the second quarter of fiscal year 2005 increased 13.0% to $0.26 versus $0.23 per diluted share in the second quarter of fiscal year 2004.

Net revenues for the second quarter of fiscal year 2005 increased 12.6% to $776.2 million versus $689.6 million in the second quarter of fiscal year 2004.

Retail net revenues in the second quarter of fiscal year 2005 increased 13.4% to $434.1 million versus $382.8 million in the second quarter of fiscal year 2004. This increase was primarily driven by a year-over-year increase in retail leased square footage of 11.8%, including 37 net new stores, and a comparable store sales increase of 3.7%. Net revenues generated in the Pottery Barn, Pottery Barn Kids and Williams-Sonoma brands, in addition to incremental net revenues generated from the strong performance of our new West Elm stores, were the primary contributors to the year-over-year revenue increase. Second quarter year-over-year comparable store sales by retail concept are shown in the table below.

Second Quarter Comparable Store Sales* by Retail Concept

	13-Weeks Ended
Retail Concept	7/31/05		8/1/04
Williams-Sonoma	<0.2%	>	<1.6%	>
Pottery Barn	5.6%		10.2%
Pottery Barn Kids	4.1%		<0.4%	>
Hold Everything	<17.6%	>	7.1%
Outlets	12.8%		19.0%
Total	3.7%		5.0%

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. In the second quarter of fiscal year 2005, our total comparable store sales exclude the West Elm concept, which had only one store operating for more than one year. No stores were excluded in the second quarter of fiscal year 2004.

Direct-to-customer net revenues (comprised of both catalog and Internet revenues) in the second quarter of fiscal year 2005 increased 11.5% to $342.1 million versus $306.8 million in the second quarter of fiscal year 2004. This increase was primarily driven by net revenues generated in the Pottery Barn, Williams-Sonoma and West Elm brands. All brands in the direct-to-customer channel delivered positive growth during the quarter, with the exception of the Hold Everything brand in which we reduced year-over-year catalog circulation due to a transitioning merchandise assortment. Internet revenues in the second quarter of fiscal year 2005, including incremental sales from our November 2004 launch of the Hold Everything website, increased 32.2% to $172.8 million versus $130.7 million in the second quarter of fiscal year 2004. Although the amount of e-commerce revenues that is incremental to our direct-to-customer channel cannot be identified precisely, we estimate that approximately 40% of our company-wide non-gift registry Internet revenues are incremental to the direct-to-customer channel and approximately 60% are catalog-driven revenues.

Gross margin expressed as a percentage of net revenues in the second quarter of fiscal year 2005 was 38.0% versus 37.6% in the second quarter of fiscal year 2004. This 40 basis point increase was primarily driven by expense reductions in customer shipping costs, partially offset by rate increases in merchandise cost of goods sold and occupancy expenses. The improvement in shipping costs was primarily due to ongoing expense reductions in the furniture delivery network. The rate increase in merchandise cost of goods sold was primarily due to increased markdowns and other inventory-related costs associated with the merchandising transition in the Hold Everything brand, higher transportation costs associated with the 2005 daily store replenishment program, and a furniture-driven rate increase in merchandise cost of goods sold. The rate increase in occupancy expenses was primarily a function of higher distribution occupancy expenses resulting from increased distribution leased square footage versus the second quarter of 2004.

Selling, general and administrative expenses were $245.6 million or 31.6% of net revenues in the second quarter of fiscal year 2005 versus $214.6 million or 31.1% of net revenues in the second quarter of fiscal year 2004. This 50 basis point increase as a percentage of net revenues was primarily driven by higher catalog advertising expenses, partially offset by sales leverage in employment costs. Increased paper costs across all brands, in addition to higher costs associated with increased catalog and page circulation in both the core and emerging brands, drove the majority of the catalog advertising expense increase.

❑	FISCAL 2005 YEAR-TO-DATE — RESULTS FOR THE 26 WEEKS ENDED JULY 31, 2005

Net earnings for the 26 weeks ended July 31, 2005 increased 16.3% to $57.0 million or $0.48 per diluted share versus $49.0 million or $0.41 per diluted share for the 26 weeks ended August 1, 2004.

Net revenues for the 26 weeks ended July 31, 2005 increased 12.5% to $1.497 billion versus $1.331 billion for the 26 weeks ended August 1, 2004. Fiscal 2005 year-to-date comparable store sales increased 4.3% versus an increase of 5.8% for the same period of fiscal year 2004. Year-to-date comparable store sales by retail concept are shown in the table below.

Year-to-Date Comparable Store Sales* by Retail Concept

	26-Weeks Ended
Retail Concept	7/31/05		8/1/04
Williams-Sonoma	<0.4%	>	0.9%
Pottery Barn	5.8%		10.2%
Pottery Barn Kids	7.0%		0.2%
Hold Everything	<17.2%	>	6.8%
Outlets	16.0%		15.9%
Total	4.3%		5.8%

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For the 26 weeks ended July 31, 2005, our total comparable store sales exclude the West Elm concept, which had only one store operating for more than one year. No stores were excluded during the 26 weeks ended August 1, 2004.

❑	THIRD QUARTER 2005 FINANCIAL GUIDANCE

•	Net Revenues

❑	Net revenues are projected to be in the range of $816.0 million to $832.0 million, versus previous guidance in the range of $810.0 million to $826.0 million. This represents a projected increase in net revenues in the range of 12.9% to 15.1% versus $722.8 million in the third quarter of fiscal year 2004.

❑	Retail net revenues are projected to be in the range of $443.0 million to $451.0 million, versus previous guidance in the range of $444.0 million to $452.0 million. This represents a projected increase in retail net revenues in the range of 12.4% to 14.4% versus $394.2 million in the third quarter of fiscal year 2004.

❑	Comparable store sales growth is projected to be in the range of 3.0% to 5.0%, unchanged from previous guidance. This compares to comparable store sales growth in the third quarter of fiscal year 2004 of 3.1%. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For fiscal year 2005, we expect to continue to exclude the West Elm concept, which currently has only one store operating for more than one year.

❑	Leased and selling square footage are each projected to increase in the range of 10.0% to 11.0%. This compares to leased and selling square footage growth in the third quarter of fiscal year 2004 of 10.2% and 9.4%, respectively.

❑	Direct-to-customer net revenues (comprised of both catalog and Internet revenues) are projected to be in the range of $373.0 million to $381.0 million, versus previous guidance in the range of $366.0 million to $374.0 million. This represents a projected increase in direct-to-customer net revenues in the range of 13.5% to 15.9% versus $328.6 million in the third quarter of fiscal year 2004.

•	Gross Margin

❑	Gross margin as a percentage of net revenues in the third quarter of fiscal year 2005 is projected to be in the range of 39.2% to 39.4%. Gross margin as a percentage of net revenues in the third quarter of fiscal year 2004 was 38.9%. This represents a projected increase in the gross margin rate in the range of 30 to 50 basis points.

•	Selling, General and Administrative Expenses (SG&A)

❑	SG&A expenses as a percentage of net revenues in the third quarter of fiscal year 2005 are projected to be in the range of 32.2% to 32.4%. SG&A expenses as a percentage of net revenues in the third quarter of fiscal year 2004 were 32.5%. This represents a projected decrease in the SG&A expense rate in the range of 10 to 30 basis points.

•	Interest <Income> Expense - Net

❑	Interest <Income> Expense - Net in the third quarter of fiscal year 2005 is projected to be interest income in the range of $0.2 to $0.4 million. This compares to interest expense in the third quarter of fiscal year 2004 of $0.1 million.

•	Income Taxes

❑	The income tax rate in the third quarter of fiscal year 2005 is projected to be in the range of 38.0% to 38.4%. This compares to an income tax rate of 38.3% in the third quarter of fiscal year 2004.

•	Diluted Earnings Per Share

❑	Diluted earnings per share for the third quarter of fiscal year 2005 are projected to be in the range of $0.29 to $0.31 per diluted share, unchanged from previous guidance. This earnings per share guidance represents a projected increase in diluted earnings per share in the range of 20.8% to 29.2% versus $0.24 in the third quarter of fiscal year 2004.

•	Merchandise Inventories

❑	Merchandise inventories at the end of the third quarter of fiscal year 2005 are projected to be in the range of $621.0 million to $646.0 million. This represents a projected increase in merchandise inventories in the range of 24.9% to 30.0%, versus $497.0 million at the end of the third quarter of fiscal year 2004.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in the third quarter of fiscal year 2005 is projected to be in the range of $32.0 million to $33.0 million versus $27.5 million in the third quarter of fiscal year 2004.

•	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives in the third quarter of fiscal year 2005 is projected to be approximately $6.0 million versus $5.6 million in the third quarter of fiscal year 2004.

❑	FISCAL YEAR 2005 FINANCIAL GUIDANCE

•	Net Revenues

❑	Net revenues are projected to be in the range of $3.519 billion to $3.561 billion, versus previous guidance in the range of $3.508 billion to $3.566 billion. This represents a projected increase in net revenues in the range of 12.2% to 13.5% versus $3.137 billion in fiscal year 2004.

❑	Retail net revenues are projected to be in the range of $2.013 billion to $2.035 billion, versus previous guidance in the range of $2.001 billion to $2.031 billion. This represents a projected increase in retail net revenue growth in the range of 11.2% to 12.4% versus $1.811 billion in fiscal year 2004.

❑	Comparable store sales growth is projected to be in the range of 3.5% to 4.5%, versus previous guidance in the range of 3.0% to 5.0%. This compares to comparable store sales growth in fiscal year 2004 of 3.5%. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For fiscal year 2005, we expect to continue to exclude the West Elm concept, which currently has only one store operating for more than one year.

❑	Leased square footage is projected to increase in the range of 8.0% to 9.0%, unchanged from previous guidance. Selling square footage is projected to increase in the range of 8.0% to 9.0%, versus previous guidance in the range of 7.0% to 8.0%. This compares to leased and selling square footage growth in fiscal year 2004 of 11.4% and 10.9%, respectively.

Store Opening and Closing Guidance by Retail Concept

	Q4 2004 Actual	Q1 and Q2 2005 Actual			Q3 2005 Guidance					Q4 2005 Guidance					FY 2005 Guidance
Concept	Total	Open	Close	End	Ope	n	Clo	se	End	Ope	n	Clo	se	End	Ope	n	Clo	se
Williams-Sonoma	254	6	<6>	254	3		0		257	1		<2	>	256	10		<8	> *
Pottery Barn	183	3	<1>	185	5		0		190	1		0		191	9		<1	> *
Pottery Barn Kids	87	1	0	88	1		0		89	1		0		90	3		0
Hold Everything	9	2	0	11	0		0		11	0		<1	>	10	2		<1	>
West Elm	4	2	0	6	4		0		10	2		0		12	8		0
Williams-Sonoma Home	0	0	0	0	3		0		3	0		0		3	3		0
Outlets	15	1	<1>	15	0		0		15	1		0		16	2		<1	> *
Total	552	15	<8>	559	16		0		575	6		<3	>	578	37		<11	>

*	Fiscal year 2005 total store opening and closing numbers for Williams-Sonoma, Pottery Barn and Outlets include 5 stores, 1 store and 1 store, respectively, for temporary closures due to remodeling. Remodeled stores are defined as those stores temporarily closed and subsequently reopened during the year due to square footage expansion, store modification, or relocation. Consistent with our definition of comparable stores, remodeled stores are removed from the comparable store base upon closure if the gross square footage changes by more than 20% or if the store is closed for seven or more consecutive days.

❑	Direct-to-customer net revenues (comprised of both catalog and Internet revenues) are projected to be in the range of $1.506 billion to $1.526 billion, versus previous guidance in the range of $1.507 billion to $1.535 billion. This represents a projected increase in direct-to-customer net revenue growth in the range of 13.6% to 15.1% versus $1.326 billion in fiscal year 2004.

❑	Catalog circulation is projected to increase in the range of 5.0% to 6.0%, versus previous guidance in the range of 5.0% to 7.0%. Page circulation is projected to increase in the range of 10.0% to 11.0% versus previous guidance of 10.0% to 12.0%. This compares to catalog and page circulation increases in fiscal year 2004 of 12.1% and 19.5%, respectively.

Quarterly Net Revenue Guidance by Operating Segment

(All Amounts in Millions, Except Percentages)

	Q1 2005 Actual	Q2 2005 Actual	Q3 2005 Guidance	Q4 2005 Guidance	FY 2005 Guidance
Net Retail Revenue	$397	$434	$443 - $451	$739 - $753	$2,013 - $2,035
Net Direct-to-Customer Revenue	$324	$342	$373 - $381	$467 - $479	$1,506 - $1,526
Total Net Revenue	$721	$776	$816 - $832	$1,206 - $1,232	$3,519 - $3,561
Comparable Store Sales	5.0%	3.7%	3.0% - 5.0%	3.0% - 5.0%	3.5% - 4.5%

•	Gross Margin

❑	Gross margin as a percentage of net revenues in fiscal year 2005 is projected to be in the range of 40.8% to 40.9%, versus previous guidance in the range of 40.8% to 41.0%. Fiscal year 2005 gross margin is expected to increase in the range of 30 to 40 basis points versus 40.5% in fiscal year 2004.

•	Selling, General and Administrative Expenses (SG&A)

❑	SG&A expenses as a percentage of net revenues in fiscal year 2005 are projected to be in the range of 30.5% to 30.6%, versus previous guidance in the range of 30.6% to 30.8%. SG&A expenses as a percentage of net revenues in fiscal year 2004 were 30.6%. This represents a projected decrease in the SG&A rate of 10 basis points at the low end of the guidance range and no change in the SG&A rate at the high end of the guidance range. This SG&A expense guidance range does not give effect to any impact from the implementation of accounting for share-based payments (Statement of Financial Accounting Standards No. 123R), which we now expect to implement in the first quarter of fiscal year 2006.

•	Interest <Income> Expense - Net

❑	Interest <Income> Expense - Net for fiscal year 2005 is projected to be interest income in the range of $2.0 to $3.0 million, unchanged from previous guidance. This compares to interest income in fiscal year 2004 of $0.2 million.

•	Income Taxes

❑	The income tax rate for fiscal year 2005 is projected to be in the range of 38.6% to 38.8%, versus previous guidance in the range of 38.4% to 38.8%. This compares to an income tax rate in fiscal year 2004 of 38.4%.

•	Diluted Earnings Per Share

❑	Diluted earnings per share in fiscal year 2005 are expected to be in the range of $1.84 to $1.88, unchanged from previous guidance. This represents a projected increase in diluted earnings per share of 15.0% to 17.5% versus $1.60 in fiscal year 2004. This projected diluted earnings per share range does not give effect to any impact from the implementation of accounting for share-based payments (Statement of Financial Accounting Standards No. 123R), which we now expect to implement in the first quarter of fiscal year 2006. Quarterly diluted earnings per share projections are shown in the table below.

Quarterly Diluted Earnings Per Share Projections

Quarter	Fiscal 2005 Guidance*	Fiscal 2004 Actual	Year-Over-Year % Increase
First Quarter	$0.22 (Actual)	$0.18	22.2%
Second Quarter	$0.26 (Actual)	$0.23	13.0%
Third Quarter	$0.29 to $0.31 (Guidance)	$0.24	20.8% to 29.2%
Fourth Quarter	$1.07 to $1.11 (Guidance)	$0.95	12.6% to 16.8%
Fiscal Year	$1.84 to $1.88 (Guidance)	$1.60	15.0% to 17.5%

*	Quarterly diluted earnings per share amounts will vary within the ranges above. Therefore, the respective high and low estimates for the quarters should not be added together to derive an estimate for the fiscal year. These projected diluted earnings per share ranges do not give effect to any impact from the implementation of accounting for share-based payments (Statement of Financial Accounting Standards No. 123R), which we expect to implement in the first quarter of fiscal year 2006.

•	Merchandise Inventories

❑	Merchandise inventories at the end of fiscal year 2005 are projected to be in the range of $525.0 million to $534.0 million, versus previous guidance in the range of $515.0 million to $525.0 million. This represents a projected increase in the range of 16.0% to 18.0%, versus $452.4 million at the end of fiscal year 2004.

•	Capital Spending

❑	Fiscal year 2005 capital spending is projected to be in the range of $160.0 million to $180.0 million, unchanged from previous guidance, versus $181.5 million in fiscal year 2004.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in fiscal year 2005 is projected to be in the range of $125.0 million to $126.0 million versus previous guidance in the range of $125.0 million to $127.0 million. This compares to depreciation and amortization expense in fiscal year 2004 of $111.6 million.

•	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives in fiscal year 2005 is projected to be in the range of $24.0 million to $25.0 million, unchanged from previous guidance, versus $22.5 million in fiscal year 2004.

❑	STOCK REPURCHASE PROGRAM

In May 2004, our Board of Directors authorized the repurchase of up to 2,500,000 shares of our outstanding common stock. During fiscal year 2004, we repurchased and retired 2,057,700 shares of our common stock under this program at a weighted average cost of $35.22 per share. During the first quarter of fiscal 2005, we repurchased and retired an additional 365,700 shares at a weighted average cost of $33.87 per share and a total cost of approximately $12,387,000. In May 2005, our Board of Directors authorized the repurchase of up to an additional 2,000,000 shares of our outstanding common stock. No shares were repurchased during the second quarter of fiscal 2005. As of August 23, 2005, the aggregate remaining authorized number of shares eligible for repurchase was 2,076,600 shares.

Stock repurchases may be made through open market and privately negotiated transactions at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors, including price, corporate and regulatory requirements and other market conditions. The stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice.

❑	CONFERENCE CALL AND WEBCAST INFORMATION

Williams-Sonoma, Inc. will host a live conference call today, August 23, 2005, at 7:00 A.M. (PT). The call, hosted by Ed Mueller, Chief Executive Officer, and Howard Lester, Chairman, will be open to the general public via a live webcast and can be accessed through the Internet at www.williams-sonomainc.com/webcast. A replay of the webcast will be available at www.williams-sonomainc.com/webcast.

❑	FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or they prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements relating to sales trends, new strategies, increased catalog circulation, our future financial guidance and results, and the stock repurchase program.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include accounting adjustments as we close our books for the second quarter of 2005; new interpretations of current accounting rules; changes to current accounting rules; our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to our concepts and products; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management commensurate with customer demand; our ability to anticipate and manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond our control; construction delays on infrastructure projects based on weather or other events; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; our ability to control employment, occupancy and other operating costs; our ability to improve and control our systems and processes; changes to our information technology infrastructure; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties described more fully in our public announcements, reports to shareholders and other documents filed with or furnished to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended January 30, 2005 and all subsequent current reports on Form 8-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

❑	ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing seven distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen, Hold Everything, West Elm and Williams-Sonoma Home – are marketed through 559 stores, eight mail order catalogs and six e-commerce websites.

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(DOLLARS IN THOUSANDS)

	July 31, 2005	January 30, 2005	August 1, 2004
Assets
Current assets
Cash and cash equivalents	$153,854	$239,210	$119,218
Accounts receivable - net	46,791	42,520	47,700
Merchandise inventories - net	521,459	452,421	409,993
Prepaid catalog expenses	55,300	53,520	47,124
Prepaid expenses	39,016	38,018	28,395
Deferred income taxes	39,023	39,015	20,530
Other assets	5,281	9,061	13,880

Total current assets	860,724	873,765	686,840

Property and equipment - net	869,021	852,412	791,691
Other assets - net	21,893	19,368	21,962

Total assets	$1,751,638	$1,745,545	$1,500,493

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$167,834	$173,781	$157,621
Accrued salaries, benefits and other	75,804	86,767	69,233
Customer deposits	164,594	148,535	136,684
Income taxes payable	-	72,052	1,067
Current portion of long-term debt	25,223	23,435	24,046
Other liabilities	19,132	17,587	18,078

Total current liabilities	452,587	522,157	406,729

Deferred rent and lease incentives	213,204	212,193	184,501
Long-term debt	16,023	19,154	27,046
Deferred income tax liabilities	21,052	21,057	8,891
Other long-term obligations	13,107	13,322	10,552

Total liabilities	715,973	787,883	637,719

Shareholders’ equity	1,035,665	957,662	862,774

Total liabilities and shareholders’ equity	$1,751,638	$1,745,545	$1,500,493

	Store Count					Average Leased Square Footage Per Store
Retail Concept	May 1, 2005	Openings	Closings	July 31, 2005	August 1, 2004	July 31, 2005	August 1, 2004
Williams-Sonoma	253	5	(4)	254	242	5,700	5,600
Pottery Barn	183	3	(1)	185	176	12,000	11,800
Pottery Barn Kids	87	1	-	88	82	7,800	7,700
Hold Everything	9	2	-	11	7	6,600	4,400
West Elm	5	1	-	6	1	14,700	9,500
Outlets	15	0	-	15	14	19,500	14,400

Total	552	12	(5)	559	522	8,600	8,200

	Total Store Square Footage
	May 1, 2005			July 31, 2005	August 1, 2004
Total store selling square footage	2,935,000			2,998,000	2,705,000
Total store leased square footage	4,700,000			4,798,000	4,292,000

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

THIRTEEN WEEKS ENDED JULY 31, 2005 AND AUGUST 1, 2004

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	SECOND QUARTER
	2005		2004
	(13 Weeks)		(13 Weeks)
	$	% Of Revenues	$	% Of Revenues

Retail revenues	$434,147	55.9%	$382,848	55.5%
Direct-to-customer revenues	342,092	44.1	306,773	44.5

Net revenues	776,239	100.0	689,621	100.0

Total cost of goods sold	481,404	62.0	430,093	62.4

Gross margin	294,835	38.0	259,528	37.6

Selling, general and administrative expenses	245,628	31.6	214,599	31.1

Earnings from operations	49,207	6.3	44,929	6.5
Interest (income) expense - net	(394)	0.1	150	-

Earnings before income taxes	49,601	6.4	44,779	6.5
Income taxes	18,778	2.4	17,150	2.5

Net earnings	$30,823	4.0%	$27,629	4.0%

Earnings per share:
Basic	$0.27		$0.24
Diluted	$0.26		$0.23

Shares used in calculation of earnings per share:
Basic	115,978		116,253
Diluted	118,886		119,229

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

TWENTY-SIX WEEKS ENDED JULY 31, 2005 AND AUGUST 1, 2004

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	YEAR-TO-DATE
	2005		2004
	(26 Weeks)		(26 Weeks)
	$	% Of Revenues	$	% Of Revenues

Retail revenues	$831,335	55.5%	$733,952	55.2%
Direct-to-customer revenues	665,592	44.5	596,579	44.8

Net revenues	1,496,927	100.0	1,330,531	100.0

Total cost of goods sold	917,170	61.3	825,627	62.0

Gross margin	579,757	38.7	504,904	37.9

Selling, general and administrative expenses	486,847	32.5	425,172	32.0

Earnings from operations	92,910	6.2	79,732	6.0
Interest (income) expense - net	(1,015)	0.1	285	—

Earnings before income taxes	93,925	6.3	79,447	6.0
Income taxes	36,929	2.5	30,428	2.3

Net earnings	$56,996	3.8%	$49,019	3.7%

Earnings per share:
Basic	$0.49		$0.42
Diluted	$0.48		$0.41

Shares used in calculation of earnings per share:
Basic	115,661		116,021
Diluted	118,419		119,228

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

TWENTY-SIX WEEKS ENDED JULY 31, 2005 AND AUGUST 1, 2004

(DOLLARS IN THOUSANDS)

	YEAR-TO-DATE
	2005	2004
	(26 Weeks)	(26 Weeks)
Cash flows from operating activities:
Net earnings	$56,996	$49,019

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	60,759	54,224
Net loss on disposal of assets	1,139	806
Amortization of deferred lease incentives	(12,095)	(10,975)
Tax benefit from exercise of stock options	12,261	7,992
Other	-	335
Changes in:
Accounts receivable	(3,772)	(16,130)
Merchandise inventories	(68,978)	(5,928)
Prepaid catalog expenses	(1,779)	(8,659)
Prepaid expenses and other assets	753	(17,413)
Accounts payable	(5,976)	1,720
Accrued salaries, benefits and other	(9,683)	(9,310)
Customer deposits	16,034	20,514
Deferred rent and lease incentives	11,706	19,485
Income taxes payable	(72,050)	(63,434)

Net cash (used in) provided by operating activities	(14,685)	22,246

Cash flows from investing activities:
Purchases of property and equipment	(77,142)	(81,731)

Net cash used in investing activities	(77,142)	(81,731)

Cash flows from financing activities:
Proceeds from bond issuance	-	15,000
Repayment of long-term obligations	(1,343)	(1,285)
Proceeds from exercise of stock options	20,259	15,679
Repurchase of common stock	(12,387)	(14,755)
Credit facility renewal costs	(654)	(208)

Net cash provided by financing activities	5,875	14,431

Effect of exchange rates on cash and cash equivalents	596	362

Net decrease in cash and cash equivalents	(85,356)	(44,692)

Cash and cash equivalents at beginning of period	239,210	163,910

Cash and cash equivalents at end of period	$153,854	$119,218